Exhibit 10.13

June 16th, 1999

PortalPlayer Inc.

3255 Scott Blvd

Building 1 suite 104

Santa Clara California

95054

Dear Mike Maia

I am very pleased to offer you the position of Vice President of Marketing, reporting to the President and CEO, John Mallard. Your initial salary will be $14,583 per month, paid bi-weekly.

It will be recommended, subject to the approval of our Board of Directors, that you receive 125,000 employee stock options under the provisions of PortalPlayer’s Employee Stock Option Program and 133,333 founders stock options under the provisions of PortalPlayer’s Founders Stock Option program.

Your performance will be reviewed in August 2000, during our annual focal point review cycle and the recommended increase in that review will be pro rated based on your date of hire. In addition you will be eligible for an additional 80,000 stock options from the Employee Stock Option Program based on the achievement of your first years agreed to goals. Additionally, in order to comply with the Immigration Reform and Control Act of 1986, you are required to produce documents which will prove your legal right to work in the United States. You must bring one or more of the following documents with you on your first day of employment:

•	United States passport, valid foreign passport with work authorization stamp, certificate of United States citizenship or naturalization, or alien registration card, OR

•	One document evidencing employment authorization, such as Social Security card, Form I-94, or a certified copy of birth in the United States; AND

•	One document evidencing identity, such as a driver’s license or other such state-issued identification documentation

This offer is contingent upon verification of these documents as well as the background and educational information which you have supplied including information on your employment application. In addition, you will be required to complete an invention assignment agreement with PortalPlayer Inc.

This offer will expire June 20th, 1999. If you are unable to respond by this date, please call me and the issue will be reviewed at that time. As confirmation of your acceptance, please sign and return a copy of this letter as soon as possible. If you have any questions regarding PortalPlayer’s policies or procedures, or your offer, please don’t hesitate to call me at (408) 855-0834.

Sincerely,	This is to verify my acceptance of the above stated offer:

/s/ John Mallard

John Mallard	NAME:	/s/ Mike Maia	Date:	7/1/99
President and CEO	Starting Date: 7/1/99